SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(X )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12




            (Name of Registrant as Specified In Its Charter)

                      Old Dominion Freight Line, Inc.

   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                         OLD DOMINION FREIGHT LINE, INC.

                    EXECUTIVE OFFICES: 1730 WESTCHESTER DRIVE
                        HIGH POINT, NORTH CAROLINA 27262

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 1996


         The Annual Meeting of Stockholders of Old Dominion Freight Line, Inc., will be held Monday, May 6, 1996, at 10:00 A.M., in the Fourth Floor Conference Room of the Company's Executive Offices, 1730 Westchester Drive, High Point, North Carolina, for the following purposes:

         1.       To elect a board of five Directors of the Company.

         2. To transact such other business as may be brought before the meeting.

         Stockholders of record at the close of business on March 11, 1996, are entitled to notice of and to vote at the meeting.


                                        By Order of the Board of Directors



                                        Joel B. McCarty, Jr.
                                        SECRETARY

High Point, North Carolina
April 9, 1996





                      IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY, SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                         OLD DOMINION FREIGHT LINE, INC.

                    EXECUTIVE OFFICES: 1730 WESTCHESTER DRIVE
                        HIGH POINT, NORTH CAROLINA 27262
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement is first being sent to stockholders on April 9, 1996, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Old Dominion Freight Line, Inc. (the "Company"), to be held on Monday, May 6, 1996, and at any adjournment thereof.

                              ELECTION OF DIRECTORS

         The Bylaws provide that the number of Directors shall be not less than five nor more than nine. The Board of Directors has determined that the Board should be comprised of five members and has nominated the following five individuals to serve as Directors until the next Annual Meeting and until their successors shall have been elected and shall qualify. Unless authority is withheld, it is intended that Proxies received in response to this solicitation will be voted in favor of the following five nominees, all of whom are currently
Directors:


                                                                  AMOUNT AND NATURE OF BENEFICIAL
                                                               OWNERSHIP OF THE COMPANY'S COMMON
                                                                     STOCK AS OF MARCH 11, 1996


                                                                  VOTING AND
                                                                  INVESTMENT
                                                                   POWER (1)                 IN ALL CAPACITIES
                                                                                                          PERCENT
NAME, AGE, PRINCIPAL OCCUPATION AND                                                                          OF
OTHER POSITIONS AND OFFICES WITH THE          DIRECTOR                                     TOTAL           COMMON
COMPANY                                        SINCE          SOLE        SHARED          SHARES           STOCK



Earl E. Congdon, 65 (2)(3)(4)                1952                   See "Principal Stockholders".
  Chairman of the Board and
  Chief Executive Officer of
  the Company
  High Point, North Carolina




                                                                  AMOUNT AND NATURE OF BENEFICIAL
                                                               OWNERSHIP OF THE COMPANY'S COMMON
                                                                     STOCK AS OF MARCH 11, 1996


                                                                 VOTING AND
                                                                 INVESTMENT
                                                                  POWER (1)                  IN ALL CAPACITIES
                                                                                                          PERCENT
NAME, AGE, PRINCIPAL OCCUPATION AND                                                                          OF
OTHER POSITIONS AND OFFICES WITH THE          DIRECTOR                                     TOTAL           COMMON
COMPANY                                        SINCE          SOLE        SHARED          SHARES           STOCK


John R. Congdon, 63 (2)(3)(4)                1955                  See "Principal Stockholders".
  Vice Chairman of the Board
  of Directors of the Company;
  President of Old Dominion
  Truck Leasing, Inc.
  Richmond, Virginia

John A. Ebeling, 58 (2)                       1985          128,280 (5)     --          128,280 (5)    1.5 %
 President and Chief Operating
 Officer of the Company
 High Point, North Carolina

Harold G. Hoak, 66 (4)(6)                     1991              1,000       --              1,000      Less than 1%
  Retired (former Regional
  Vice President of Wachovia
  Bank of North Carolina,
  N.A.)
  Charlotte, North Carolina

Franz F. Holscher, 74 (3)(4)(6)               1991              1,000       --              1,000      Less than 1%
  Retired [former Chairman of
  Thurston Motor Lines
  (acquired by Brown Transport
  Co. in 1988)]
  Gastonia, North Carolina
- ---------------



(1) Except as otherwise indicated, each Director has sole voting and sole investment power with respect to the shares beneficially owned by such Director.

(2)      Member of Executive Committee.

(3)      Member of Compensation Committee.

(4)      Member of Stock Option Plan Committee.

(5) Includes 76,668 shares awarded, but not released, under a restricted stock agreement. See "Executive Compensation".

(6)      Member of Audit Committee.

         Earl E. Congdon has been with the Company since 1950 and has served as Chairman of the Board and Chief Executive Officer since 1985 and as a Director since 1952. He is a son of E. E. Congdon, one of the founders of Old Dominion.

         John R. Congdon has been with the Company since 1953 and has served as Vice Chairman of the Board since 1985 and as a Director since 1955. He is also the President of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is engaged in full service leasing of tractors, to which company he devotes more than half of his time. It is anticipated that Mr. Congdon devotes significantly less than half of his time to the Company. He is a son of E. E. Congdon, one of the founders of Old Dominion, and the brother of Earl E. Congdon.

         John A. Ebeling has been President and Chief Operating Officer since joining the Company in August of 1985 and was first elected a Director in August of 1985. Mr. Ebeling was previously employed by ANR Freight Systems from 1978 to 1985, holding the positions of Chairman and Chief Executive Officer.

         Harold G. Hoak was elected a Director in August of 1991. Now retired, he serves on the Board of Directors of the Charlotte Merchants Foundation, Inc. He was President and General Manager of the Charlotte Merchants Association, Inc., from 1989 to 1994. Mr. Hoak was formerly employed by Wachovia Bank of North Carolina, N.A., from 1956 to 1989 and served as Regional Vice President for the Southern Region from 1976 to 1989.

         Franz F. Holscher was elected a Director in August of 1991. He served in a number of executive positions from 1970 to 1987 with Thurston Motor Lines (acquired by Brown Transport Co., Inc., in 1988) and was the Chairman from July of 1984 through December 31, 1987, when he retired. Mr. Holscher has been active in a number of organizations and associations in the trucking industry.

                             PRINCIPAL STOCKHOLDERS

          As of March 11, 1996, or such other date as indicated in the footnotes to the table, to the knowledge of management, the only persons owning beneficially more than five percent (5%) of the Company's Common Stock, its only class of voting security, are as follows:



                NAME AND ADDRESS OF
                 BENEFICIAL OWNER                     NUMBER OF SHARES (1)                    PERCENT

          Earl E. Congdon                                  1,029,913   (2)(3)                  12.1%
             1730 Westchester Drive
             High Point, NC  27262

          John R. Congdon                                  1,013,630   (3)(4)                  12.0%
             1730 Westchester Drive
             High Point, NC  27262

          Old Dominion Truck Leasing, Inc.                 1,095,876   (5)                     13.0%
             7511 Whitepine Road
             Richmond, VA  23237

          David S. Congdon                                   440,334   (6)                      5.2%
             1730 Westchester Drive
             High Point, NC  27262

          Karen C. Vanstory                                  433,084   (7)                      5.1%
             3007 Pleasant Ridge Road
             Summerfield, NC  27358

          Susan C. Terry                                     435,076   (8)                      5.2%
             10801 North Bank Road
             Richmond, VA  23233

          John R. Congdon, Jr.                               435,076   (9)                      5.2%
             9800 Drouin Drive
             Richmond, VA  23233

          Dimensional Fund Advisors Inc.                     427,400   (10)                     5.1%
             1299 Ocean Avenue, 11th Floor
             Santa Monica, CA  90401

          All Executive Officers and                      4,174,930    (11)                    49.4%
             Directors of the Company as
             a Group (19 persons)

                                      -4-

(1) Except as described below, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) Includes 968,913 shares held as trustee of a revocable trust, 15,000 shares owned by Mr. Congdon's wife and 40,000 shares owned by Mr.
         Congdon's wife as trustee of a revocable trust.

(3) Does not include any of the shares owned by Old Dominion Truck Leasing, Inc.

(4) Includes 1,011,898 shares held as trustee of a revocable trust and 1,732 shares owned by Mr. Congdon's wife as trustee of a revocable trust.

(5) The voting stock of Old Dominion Truck Leasing, Inc. ("Leasing") is owned by Earl Congdon as trustee of a revocable trust (38.2%), John R.
         Congdon Revocable Trust (38.2%) and members of Earl Congdon's and John
         Congdon's respective families (23.6%). Earl Congdon is Chairman of the Board of Leasing, and John Congdon is President and Chief Executive
         Officer. The Company's Common Stock owned by Leasing will be voted as directed by Earl Congdon and John Congdon or, in the event of disagreement, one-half of the shares will be voted as directed by Earl
         Congdon or his personal representative, attorney-in-fact or executor and one-half will be voted as directed by John Congdon or his personal representative, attorney-in-fact or executor. Any future sales or other disposition of such shares and the disposition of the proceeds of any sales will be determined by the Board of Directors of Leasing.

(6) Includes 1,764 shares owned of record by the named stockholder, 8,000 shares obtainable upon exercise of stock options, 290,081 shares held as trustee of a revocable trust, 29,372 shares held as trustee of an irrevocable trust and 108,117 shares held as custodian for minor children of the stockholder and 3,000 shares owned by his wife.

(7) Includes 2,714 shares owned of record by the named stockholder, 305,726 shares held as trustee of a revocable trust, 16,527 shares held as trustee of an irrevocable trust and 108,117 shares held as custodian for minor children of the stockholder.

(8) Includes 309,730 shares held as trustee of a revocable trust, 15,596 shares held as custodian for minor children and 109,750 shares held as trustee for the benefit of minor children of the stockholder.

(9) Includes 309,730 shares held as trustee of a revocable trust, 11,004 shares held as custodian for minor children and 114,342 shares held as trustee for the benefit of minor children of the stockholder.

(10)     Based on information provided by Dimensional Fund Advisors Inc.
         ("Dimensional") and as reflected in a Schedule 13G dated February 7, 1996, filed with the Securities and Exchange Commission, Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 427,400 shares of Old Dominion Freight Line, Inc. stock as of December 31, 1995, all of which shares are held in portfolios of DFA
         Investment Dimensions Group Inc., a



                                      -5-



         registered  open-end  investment  company,  or in  series  of  the  DFA
         Investment Trust Company,  a Delaware  business trust, or the DFA Group
         Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund
         Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(11)     Includes shares owned by Old Dominion Truck Leasing, Inc.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES

         Section 16(a) of the Securities Exchange Act of 1934 requires certain of the Company's officers and its directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission
("SEC"). Such officers, directors and stockholders are required by the SEC regulations to furnish the Company with copies of all such reports that they file.

         Based solely on a review of copies of reports filed with the SEC since
January 1, 1995, and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis except as follows: Earl Congdon
(one filing - one gift to family members), Earl E. Congdon Trust (one filing - one gift to family members), John A. Ebeling (four filings two grants of stock options, one release of 19,628 shares under a restricted stock agreement with a related transfer of 18,706 shares to the Company for payment of witholding obligations and the purchase of 800 shares in the open market), J. Wes Frye
(four filings - two grants of stock options, acquisitions of shares in a 401(k) plan and the purchase of 500 shares in the open market), Joel B. McCarty, Jr.
(three filings - two grants of stock options and the purchase of 500 shares on the open market) and John P. Booker, III (two filings - two grants of stock options). All reports known to the Company required to be filed as of the date of this Proxy Statement have been filed.


                                      -6-

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                      The following table provides a three-year overview of the cash compensation paid to the named officers of the Company:



                                                                                  Long-Term Compensation

                                 Annual Compensation                                     Awards

                    (a)                        (b)    (c)        (d)              (f)             (g)                  (i)
                                                                                 Restricted
                                                     Salary     Bonus(1)          Stock        Options/SARs   All Other Compensation
        Name and Principal Position           Year     ($)        ($)           Award(s)           (#)                ($)(2)
                                                                                     ($)
Earl E. Congdon                              1995    $ 270,400  $ 191,443                0               0             $ 12,260 (3)
 Chairman of the Board and Chief Executive
         Officer

                                             1994    $ 268,000  $ 305,041                0               0               $   12,211

                                             1993    $ 265,200  $ 265,221                0               0               $   13,379

John R. Congdon                              1995    $ 140,400          0                0               0             $ 16,091 (3)
 Vice Chairman of the Board

                                             1994    $ 138,000          0                0               0                $  18,592

                                             1993    $ 135,200          0                0               0                $  16,276

John A. Ebeling(4)                           1995    $ 185,380  $ 111,789     $ 421,674(5)           2,000              $  7,875(3)
 President and Chief Operating Officer

                                             1994    $ 182,989  $ 192,907                0           3,000                $   3,174

                                             1993    $ 180,200  $ 163,207     $ 728,346(5)           4,000                $   4,972

J. Wes Frye                                  1995    $ 108,620  $  35,772                0           1,500             $  4,008 (3)
 Treasurer, Chief Financial Officer and
         Assistant Secretary

                                             1994    $ 104,148  $  61,730                0           2,500                $   2,898

                                             1993    $ 100,278  $  52,322                0           3,500                $   3,095

Joel B. McCarty, Jr.                         1995    $  98,400  $  29,893                0           1,500             $  3,614 (3)
 General Counsel and Secretary

                                             1994    $  98,280  $  61,730                0           2,500               $    3,174

                                             1993    $  91,920  $  52,322                0           3,500                $   3,209

(1) Pursuant to an executive profit-sharing bonus program, the Company pays incentive cash bonuses to certain executive officers based upon the Company's income before taxes during the preceding fiscal year. Under the terms of his employment agreement, John Ebeling was paid a cash bonus of $111,789 for services rendered during 1995, which is included in the bonuses paid under the executive bonus program.

(2) Includes pretax contributions to the Company's 401(k) plan, excess premiums paid on group life insurance and the compensation element of premiums paid on split-dollar life insurance policies. The Company is a party to certain split-dollar life insurance agreements with certain members of the families of Earl Congdon and John Congdon pursuant to which the Company pays a portion of the premiums on life insurance policies insuring their lives in the aggregate face amounts of $16,068,600 and $17,126,782, respectively. The total benefits currently payable to the Company under the policies upon the death of Earl Congdon and John Congdon are $896,841 and $2,094,140, respectively. The Company's interest in the death benefit and cash surrender value of each policy is determined by reference to the amount of gross premiums paid by the Company, which in 1995, 1994 and 1993 were $495,791, $208,598 and $202,955, respectively.

(3)      Allocation of 1995 All Other Compensation:


                                  401(k)            Split-Dollar     Personal Use of         Excess Life
            Name              Contribution        Life Insurance       Company Car      Insurance Premiums


         Earl E. Congdon         $ 1,997             $  9,003                --           $  1,260
         John R. Congdon           1,200               14,189                --                702
         John A. Ebeling           1,042                 --              $  6,383              450
         J. Wes Frye               1,551                 --                 2,283              174
         Joel B. McCarty, Jr.      1,289                 --                 1,875              450

(4) Pursuant to an Employment Agreement between the Company and John Ebeling, dated August 27, 1985, as last amended on April 7, 1988, Mr. Ebeling, as President and Chief Operating Officer of the Company, is entitled to a yearly salary of $150,000, which may be adjusted upward by the Board of Directors, plus a performance bonus equal to 1.25% of the Company's pretax profits. The agreement provides that, upon the termination of Mr. Ebeling's employment without cause or upon a sale of substantially all the business operations of the Company, Mr. Ebeling would receive his salary for a period of 18 months thereafter. The agreement prohibits Mr. Ebeling from acquiring, holding an interest in, or associating with any other entity engaged in business as a motor carrier in any state in which the Company operates. Amounts paid to Mr. Ebeling for 1994 are included in the table above.

(5) Pursuant to a Restricted Stock Agreement, dated August 19, 1991, the Board of Directors awarded John Ebeling 153,336 shares of the Company's Common Stock. Under the Restricted Stock Agreement, 153,336 shares of the Company's Common Stock have been issued in Mr. Ebeling's name. The Company holds the certificates for the shares, which were originally scheduled to be released to Mr. Ebeling in four installments, each consisting of 25% of the shares issued under the agreement, on January 1 of 1994, 1996, 1998 and 2000. The shares not released are subject to forfeiture in the event Mr. Ebeling voluntarily ceases his continuous employment with the Company or the Company terminates his employment for cause. Should Mr. Ebeling retire at or after attaining age 60 in 1997, all shares not previously released will be released to him on January 1, 2000. Involuntary termination of employment without cause, termination due to disability or death will result in the prompt release of all shares not previously released at the date of termination. Notwithstanding the scheduled release of shares and the forfeiture provisions, the Board of Directors may, in its discretion, release any and all shares held by the Company at any time. Pending release or forfeiture of the restricted shares, Mr. Ebeling may exercise all rights of a stockholder with respect to the restricted shares, except the right to pledge or convey ownership, and he would receive any dividends that may be paid to holders of the Company's Common Stock. In December of 1993, the Board of Directors authorized the release of 38,334 shares, which had originally been scheduled for release on January 1, 1994, and in June of 1995, the Board of Directors authorized the release of 38,334 shares, which had originally been scheduled for release on January 1, 1996. Mr. Ebeling turned over 18,150 shares and 18,706 shares, respectively, to the Company for tax witholding purposes and received certificates for the balance of the shares. At December 31, 1995, the dollar value of the unreleased shares was $613,344.

STOCK OPTIONS

         The Company's Board of Directors and stockholders have approved and adopted the 1991 Employee Stock Option Plan of Old Dominion Freight Line, Inc. (the "Option Plan"), for the benefit of key employees. The Option Plan covers 250,000 shares of the Company's Common Stock. The Option Plan provides for the granting of stock options that qualify as incentive stock options pursuant to
Section 422 of the Internal Revenue Code as well as so-called nonqualified options. The granting of an incentive stock option or, in general, its exercise, will not result at the time of grant or exercise in taxable income to the optionee, with certain exceptions. The grant of a nonqualified stock option will not result in taxable income to the optionee. The exercise of a nonqualified stock option will result in compensation income equal to the difference between the option price and the fair market value of the stock acquired upon the exercise. All officers except Earl Congdon and John Congdon are eligible to participate in the Option Plan.

         The following table reports stock options granted to the named officers during 1995:



                                              Option/SAR Grants Table

                                                                                            Potential Realizable
                                                                                           Value at Assumed Annual
                                                                                            Rates of Stock Price
                                   Individual Grants                                       Appreciation for Option
                                                                                                   Term(1)

           (a)                   (b)              (c)             (d)           (e)           (f)           (g)
                                              % of Total
                                             Options/SARs     Exercise or
                            Options/SARs      Granted to      Base Price    Expiration         5%           10%
           Name              Granted (#)     Employees in       ($/Sh)         Date           ($)           ($)
                                              Fiscal Year


Earl E. Congdon                   *                *               *             *             *             *

John R. Congdon                   *                *               *             *             *             *

John A. Ebeling                 2,000            7.3%           $ 10.00      10/22/05       $ 12,580     $ 31,880

J. Wes Frye                     1,500            5.5%           $ 10.00      10/22/05       $ 9,435      $ 23,910

Joel B. McCarty, Jr.            1,500            5.5%           $ 10.00      10/22/05       $ 9,435      $ 23,910

- ----------------
*        Not eligible to participate in the Option Plan.

(1) The assumed annual rates of appreciation of five and 10 percent would result in the price of the Company's stock increasing to $16.29 and $25.94, respectively. From October 24, 1991, the effective date of the Company's public offering of its stock, to December 31, 1995, the market price of the Company's stock decreased at an annual rate of approximately 10.1%.

         Options to purchase 224,000 shares under the Option Plan have been granted. As of March 11, 1996, there are options outstanding covering 48,000 shares of Common Stock at the exercise price of $13.875 per share, 47,000 shares at the exercise price of $17.87 per share, 42,500 shares at the exercise price of $19.25 per share, 31,500 shares at the exercise price of $19.00 per share and 27,500 shares at the exercise price of $10.00 per share. All of the options have been granted as incentive options. The Option Plan has been registered with the Securities and Exchange Commission.

         The following table reflects cumulative information regarding grants under the Option Plan:



                                 Options/SARs Exercises and Year-End Value Table

           Aggregate Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Value

             (a)                     (b)           (c)                 (d)                        (e)
                                                              Number of Unexercised       Value of Unexercised
                                   Shares         Value      Options/SARs at FY-End    In-The-Money Options/SARs
             Name                Acquired on    Realized    Exercisable/Unexercisable          at FY-End
                                Exercise (#)       ($)                 (#)             Exercisable/Unexercisable
                                                                                                  ($)

Earl E. Congdon                       *             *                   *                          *

John R. Congdon                       *             *                   *                           *

John A. Ebeling                       0             0         10,000 Exercisable          $ 0 Exercisable
                                                              10,000 Unexercisable        $ 0 Unexercisable

J. Wes Frye                           0             0         9,000 Exercisable           $ 0 Exercisable
                                                              8,500 Unexercisable         $ 0 Unexercisable

Joel B. McCarty, Jr.                  0             0         9,000 Exercisable           $ 0 Exercisable
                                                              8,500 Unexercisable         $ 0 Unexercisable

- --------------
*        Not eligible to participate in the Option Plan.

COMPENSATION OF DIRECTORS

         Each of the Company's outside Directors receives an annual retainer of $8,000, plus $500 for each meeting attended, including Board meetings and meetings of committees of the Board of Directors not held in conjunction with a meeting of the Board. Such directors also receive reimbursement of expenses incurred as a Director.
Directors who are also officers of the Company receive no such fees.

REPORT OF COMPENSATION COMMITTEE

         The Compensation Committee (the "Committee") is responsible for conducting an annual review of the Company's compensation plan for its executive officers including the evaluation of the components of the plan, the standards of performance measurement and the relationship between performance and compensation. The Committee reviews the compensation of each executive officer and makes specific recommendations to the Board of Directors based on factors that include the individual officer's performance, the ability of the Company to attract and retain qualified, experienced personnel and whether the plan provides appropriate motivation to achieve goals outlined by the Board of Directors.

         In determining the compensation of the Chief Executive Officer, the Committee began its evaluation prior to the time of the public offering in October, 1991. The base salary was determined, in part, by comparison with the compensation of chief executive officers of other companies of comparable size and levels of profitability. The Chief Executive Officer does not participate in the deliberations of the Committee regarding his own compensation. Since that time, increases of less than 4% per year have been based on increases in cost of living. After receiving no increase in salary in 1993, the Chief Executive Officer received a 2% increase in 1994 and did not receive an increase in 1995. The incentive bonus for the Chief Executive Officer is based upon performance of the Company's profits, a program that has been in place for many years. The bonus amounts for 1995, 1994 and 1993 are reflected in the Summary Compensation Table. The Compensation Committee believed that this was a fair measure of executive bonus compensation. The base salary is reviewed each year and compared to that of other chief executive officers as reported in various publications, such as FORBES MAGAZINE. The Chief Executive Officer is not eligible to receive options under the Company's stock option plan.

         The base salary for all other officers is based upon the experience and qualifications of each officer, while remaining competitive in the industry in recruiting and retaining a well-qualified and effective management team. The incentive bonus for the officers is based upon the same criteria as the Chief Executive Officer, the performance of the Company as measured by profits.

         During 1993, Section 162(m) was added to the Internal Revenue Code (the "Code") that generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. No executive receives compensation in excess of $1 million; and, therefore, there are no compensation amounts that are nondeductible at present. The Committee will monitor the applicability of this section of the Code to the Company's compensation program.

                                            The Compensation Committee
                                                  Franz Holscher, Chairman
                                                  Earl Congdon
                                                  John Congdon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Earl Congdon, Chairman of the Board of the Company and its Chief Executive Officer, and John Congdon, Vice Chairman of the Board, are members of the Compensation Committee. Mr. Holscher is not an employee of the Company and receives no compensation other than Director's fees from the Company.

         Earl E. Congdon and John R. Congdon are each 50% owners of E & J Enterprises, a Virginia general partnership ("E & J"), that leases trailers to the Company. Pursuant to an agreement dated August 1, 1991, the Company leases 163 trailers from E & J at a monthly rental of $44,010. The lease term is five years. Under the lease, the Company is responsible for insurance of, and maintenance and repairs to, the trailers. The Company has no purchase rights at the end of the lease term. Upon termination of the lease prior to August 1, 1996, for specified reasons, E & J may require the Company to purchase the trailers for cash at their fair market value, and failure to purchase may result in a liability to E & J for the difference between the fair market value and the net amount realized by E & J upon a sale to third parties. The Company paid $528,120 in 1995 for trailers leased from E&J under this lease.

         In December of 1988, the Company sold to E & J certain tracts of unimproved land and a vacant terminal facility in exchange for a noninterest-bearing receivable in the amount of $579,798. E & J has repaid the amount outstanding under the receivable as parcels of the property have been sold. As of December 31, 1995, the amount outstanding on the receivable was $198,578.

         Old Dominion Truck Leasing, Inc. ("Leasing"), a North Carolina corporation owned by Earl Congdon, John Congdon and members of the Congdon family, is engaged in the business of purchasing and leasing tractors, trailers and other vehicles. Since 1986, the Company and Leasing have combined their requirements for the purchase of trucks, trailers, equipment, parts, tires and fuels. In addition, the Company provides vehicle repair, maintenance and service to Leasing at the Company's cost and has granted to Leasing a right of first refusal for the Company's future truck and trailer leases, exercisable on the same terms offered to the Company by third parties. In 1995, the Company purchased seven used tractors for $231,500 and charged Leasing $835,346 for vehicle repair, maintenance and fuel services. The Company intends to continue to combine its purchases of trucks, trailers, equipment, parts, tires and fuel with those of Leasing. The Company believes that, by so doing, it is often able to obtain pricing discounts because of the increased level of purchasing. While this is beneficial to the Company, management believes that the termination of this relationship would not have a material adverse impact upon the Company's results of operations.

         Leasing owns and operates a vehicle maintenance and service facility in Richmond, Virginia, and operates similar facilities owned by the Company in Chesapeake, Virginia, and Baltimore, Maryland. The Company purchases maintenance from Leasing on an as needed basis. Amounts paid to Leasing for such services in 1995 were $333,387. Old Dominion believes that the prices it pays for such services are lower than would be charged by unaffiliated third parties for the same quality work and intends to continue to purchase maintenance and service from Leasing, provided that its prices continue to be favorable to the Company. Leasing paid the Company $30,000 in 1995 for use of the facilities in Chesapeake and Baltimore.

         On December 1, 1990, the Company entered into a five-year lease of a 1981 Beechcraft F90 King Air airplane from Kongaire, Inc. ("Kongaire"), a corporation of which Earl Congdon is the sole stockholder. The lease was terminated on June 9, 1995. The Company was obligated to pay monthly rental of $12,000, adjustable annually in proportion to changes in Kongaire's costs of owning and maintaining the airplane. In addition, the Company was required to pay additional rental for engine overhauls and certain other maintenance. For Company flights, the Company was required to pay $150 per hour plus the cost of pilots and fuel. Payments by the Company under the lease were $92,946 for 1995.

         The Company leases a terminal facility in Greensboro, North Carolina, from an irrevocable trust created by Earl E. Congdon and John R. Congdon, for the benefit of their families. The lease was treated as a capital lease until its termination on July 14, 1995, and required monthly payments of $25,041. The lease was subsequently renewed for five years, expiring on July 14, 2000, and requires a monthly payment of $29,000 in addition to insurance, maintenance and repairs to the facility. Lease payments under these two leases for 1995 were $324,246. The Company accounts for the new lease as an operating lease.

         The Company is a party to certain split dollar life insurance policies, of which certain members of the families of Earl E. Congdon and John R. Congdon are designated beneficiaries. See "Executive Compensation".

         The E & J lease and the equipment purchasing and servicing arrangement with Leasing permit the Company to obtain certain equipment and services at prices comparable to, or more favorable than, prices charged by unaffiliated third parties. The equipment purchase from Leasing was at, or more favorable than, fair market value. The Kongaire lease provided the Company with access to transportation to certain remote areas that it serves, to which commercial airlines are not as readily available or as convenient. The Company believes that the rent paid under the lease for the Greensboro terminal is comparable to, or more favorable than, prices charged by unaffiliated third parties.

         Each of the foregoing transactions has been reviewed by the Audit Committee of the Company's Board of Directors, which consists of the two nonemployee directors. The Audit Committee has approved the transactions that continue to be in effect as being fair to the Company. The Audit Committee believes that the terms and conditions of the foregoing transactions are substantially the same as, or more favorable to the Company than, would be available from nonaffiliates. The Company does not intend to enter into any new transactions with any officers, directors or their affiliates. Any extensions, modifications or renewals of existing transactions with such persons must be approved, in advance, by the Audit Committee as being on terms no less favorable to the Company than the terms that could be obtained in a similar transaction with an unaffiliated party.

PERFORMANCE GRAPH

         The following graph compares the total stockholder cumulative returns, assuming the reinvestment of all dividends, of $100 invested on October 24, 1991, in the Company's Common Stock, The Nasdaq Stock Market (US) and Nasdaq Trucking & Transportation Stocks for 1992, 1993, 1994 and 1995. The Company was privately held prior to October 24, 1991.



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  (Assumes $100 invested on October 24, 1991)


             (Comparison chart appears here. Plot points are below.)


                                                    Index
                                           12/31/91    12/31/92    12/31/93   12/31/94    12/31/95
Old Dominion Freight Line, Inc.              12.500     21.750       19.625      16.25           8
Nasdaq Trucking & Transportation Stock      132.342    170.619      207.288    187.968     213.984
The Nasdaq Stock Market (US)                166.885    214.026      244.196    238.775     345.484




                                                     % Chg
                                          10/24/91    12/31/92    12/31/93    12/31/94  12/31/95
Old Dominion Freight Line, Inc.                         74%          57%         30%      -36%
Nasdaq Trucking & Transportation Stock                  29%          57%         42%       62%
The Nasdaq Stock Market (US)                            28%          46%         43%      107%




                                                    $100 invested
                                          10/24/91    12/31/92    12/31/93    12/31/94  12/31/95
Old Dominion Freight Line, Inc.             $100         $174        $157        $130      $64
Nasdaq Trucking & Transportation Stock      $100         $129        $157        $142     $162
The Nasdaq Stock Market (US)                $100         $128        $146        $143     $207


                              CORPORATE GOVERNANCE

         The Company's Board of Directors held four meetings during 1995. All Directors attended all the meetings of the Board of Directors and committees on which they serve.

         The  Board  of  Directors  has  four  standing  committees:   Executive
Committee, Audit Committee, Compensation Committee and Stock Option Plan Committee.

         The Executive Committee consists of Messrs. Earl Congdon (Chairman), John Congdon and John Ebeling. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, except with respect to certain matters. This committee did not meet in 1995.

         The Audit Committee consists of Franz Holscher and Harold Hoak, the Company's nonemployee directors. The Audit Committee's responsibilities are to recommend to the Board of Directors the firm to be engaged to audit the Company's financial statements and to review with the independent auditors the plan for, and results of, the auditing engagement and Old Dominion's internal accounting controls. The Audit Committee reviews the activities and recommendations of the internal audit function. The Audit Committee has reviewed transactions between the Company and entities in which officers or directors of the Company or their affiliates have material interests and has determined that such existing transactions are fair to the Company. The Company does not intend to enter into any new transactions with officers, directors or their affiliates, and any extensions, modifications or renewals of existing transactions with such persons must be approved in advance by the Audit Committee as being on terms no less favorable to the Company than the terms that could be obtained in a similar transaction with an unaffiliated party. The Audit Committee met three times in 1995.

         The Compensation Committee consists of Franz Holscher (Chairman), Earl Congdon and John Congdon. The Compensation Committee meets periodically to review and approve the salaries and classifications of the Company's executive officers and other significant employees and its personnel policies. The Compensation Committee met once in 1995.

         The Stock Option Plan Committee consists of Earl Congdon (Chairman), John Congdon, Harold Hoak and Franz Holscher. The Committee has authority to administer the Company's 1991 Employee Stock Option Plan, including authority to determine persons eligible to receive options and the terms upon which options are granted. The Stock Option Plan Committee met once in 1995.


                              INDEPENDENT AUDITORS

         Ernst & Young LLP has served the Company as independent auditors since 1994. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he desires to do so and to answer any questions that concern that firm's work for the Company.

         The Audit Committee and the Board of Directors have approved all of the nonaudit services by Ernst & Young LLP and believe they have no effect on audit independence. The Audit Committee has authorized management to engage the Company's independent accountants in nonaudit services relating to preparation of tax returns and working with state and federal agents on audits, but other matters require prior approval from the Audit Committee.


                                     GENERAL

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

         The Board of Directors has fixed March 11, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 11, 1996, there were 8,345,608 outstanding shares of Common Stock of the Company, each entitled to one vote.

         Stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

         Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such proxies, whether submitted by stockholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

         Any stockholder submitting the accompanying Proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

         Management is not aware that any matters, other than those specified above, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote upon such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

         Stockholders may obtain a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1995, without charge by writing to J. Wes Frye, Treasurer, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., Post Office Box 2006, High Point, North Carolina 27261. Exhibits are not included, but copies of them may be obtained from the Company upon payment of copying charges.



DEADLINE FOR STOCKHOLDERS' PROPOSALS

         Any stockholder desiring to present a proposal for action at the Company's 1997 Annual Meeting must deliver the proposal to the Company at its executive offices no later than December 31, 1996.

                                       By Order of the Board of Directors



                                       Joel B. McCarty, Jr.
                                       SECRETARY

High Point, North Carolina
April 9, 1996

*******************************************************************************
                                    APPENDIX

PROXY


                         OLD DOMINION FREIGHT LINE, INC.


         The undersigned stockholder of Old Dominion Freight Line, Inc., designates Earl E. Congdon, John R. Congdon, and Joel B. McCarty, Jr., and either of them, agents to vote the shares of the undersigned at the Annual Meeting of Stockholders, Monday, May 6, 1996, at 10:00 A.M., and at any adjournment thereof, as follows:

(1)      ELECTION OF DIRECTORS

         [  ]  VOTE FOR all nominees     [  ]  WITHHOLD AUTHORITY TO
               (except as marked to                     vote for all nominees
               the contrary)                            listed below

         Nominees:         Earl E. Congdon, John R. Congdon, John A. Ebeling,
                           Harold G. Hoak and Franz F. Holscher




                  (Instruction: To withhold authority to vote for an individual nominee, strike a line through the nominee's name.)

(2)      To transact such other business as may be brought before the meeting.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER.

         IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED FOR SUCH
         MATTER.


Dated: _________________, 1996               __________________________________

(When signing as attorney,                   __________________________________
executor, administrator,
trustee, guardian, et                        __________________________________
cetera, give title as such.                  Please sign above as name(s)
For joint accounts, each                     appear(s) on the other side.
joint owner should sign.)

                                           OLD DOMINION FREIGHT LINE, INC.

                                         PLEASE SIGN AND SEND IN YOUR PROXY


                           Your shares should be represented at the meeting by your proxy. The meeting will be held Monday, May 6, 1996, at 10:00 A.M. in the Fourth Floor Conference Room of the Executive Offices of Old Dominion Freight Line, Inc., 1730 Westchester Drive, High Point, North Carolina.


                           Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person.